Exhibit 99.1

Press Release

Media Contact:	Investor Contact:

Mildred Cooper	Sally Beerbower
Luna Innovations	Qorvis Communications
Email: cooperm@lunainnovations.com	Email: ir@lunainnovations.com
Phone: (540) 557-7561	Phone: (703) 744-7800

Luna Innovations Reports Second Quarter 2006 Results

Luna Innovations Achieves 26% Revenue Growth for the Second Quarter 2006

ROANOKE, VA, August 10, 2006 — Luna Innovations Incorporated (NASDAQ: LUNA) today announced its financial results for the quarter ended June 30, 2006.

Revenues for the 2006 second quarter increased 26% to $4.9 million, from $3.9 million for the same quarter of 2005, reflecting growth in contract research revenues of approximately $0.3 million and product and license revenues of approximately $0.8 million. Gross profit increased to $1.4 million, or 29% of revenues, in the second quarter of 2006, from $1.1 million, or 28% of revenues, in the second quarter of 2005. Operating expense increased to $4.3 million in the second quarter of 2006, from $1.0 million in the second quarter of 2005. The increase in year over year operating expense reflects the company’s strategy, begun in late 2005, to increase its product portfolio and product sales, which included the acquisition of Luna Technologies in September 2005, and hiring of twelve additional employees focused specifically on new product development, including nanotechnology and ultrasound-related product candidates. Operating expenses in the second quarter of 2006 also include an additional $0.4 million in share-based compensation expense, as well as administrative costs associated with the company’s growing employee base and its transformation to a public company. Fifteen employees have also been added since the comparable prior year period in administrative positions including management, contracts, facilities, finance, and sales. As a result of these increases in operating expenses, the company incurred a loss from operations of $2.8 million in the second quarter of 2006, versus an income of $0.1 million for the prior year’s comparable quarter.

The net loss applicable to common stockholders for the second quarter of 2006 was $2.7 million, or $0.37 per share on a diluted basis, compared to a net income applicable to common stockholders of $0.04 million or $0.01 per share, for the second quarter of the previous year.

Kent Murphy, Chairman, President and Chief Executive Officer, commented, “Our contract backlog remains strong and continues to grow. In addition to achieving a growth rate of 7% in contract research revenues for the second quarter of 2006, our contract research backlog has grown over 24% from the same period in 2005. As a result of this increased backlog, we have stepped-up our efforts to recruit the highly trained and skilled technical and professional individuals that we need to continue our contract revenue growth for the remainder of 2006.”

Murphy continued, “We remain excited about our investments in our products pipeline. These include products such as the Emboli Detection and Classification (“EDAC”) blood circuit monitor, which we launched in the second quarter of 2006, the development of the next generation Distributed Sensing System, and other products with long term opportunity to support our growth.”

Business Highlights

•	Raised $17.7 million in net proceeds from the company’s June 2, 2006, initial public offering. These proceeds will allow the company to accelerate its process of researching and developing technologies in funding alliances with valued partners and then seeking to commercialize the most promising technologies.

•	Significantly improved the number of active Small Business Innovation Research (SBIR) Phase II contracts. At the end of June 30, 2006, Luna Innovations had 28 active SBIR Phase II contracts, compared to 17 in same period of 2005, marking a 65% percent increase.

•	Launched the company’s EDAC™ blood circuit monitor product in May 2006 and have since started receiving orders for products. Employing missile tracking algorithms originally developed for the defense industry, the system is designed to provide cardiothoracic surgeons, perfusionists and anesthesiologists with a means of accurately counting and classifying emboli in the blood stream.

•	Announced the appointment of Dale Messick to the role of Chief Financial Officer, and the appointment of Scott Graeff, Luna Innovations’ former CFO, to the role of Chief Commercialization Officer. Graeff will lead the company’s product commercialization and business development efforts, while Messick will focus on the company’s financial administration.

•	Hired 38 new employees in the second quarter of 2006, including new sales team members, and materials science, optics, and life sciences professionals. This brings the total number of new hires to date in 2006 to 65, which includes 54 full-time and 11 part-time employees.

Financial Highlights

•	Revenues for the second quarter of 2006 increased 26% compared to the second quarter of 2005 and 9% compared to the first quarter of 2006.

•	Product revenues represented over 15% of total revenues in the second quarter of 2006, versus 0% in the second quarter of 2005, and 13% in the first quarter of 2006. Product revenues grew to approximately $0.8 million in the second quarter of 2006, versus $0.6 million in the first quarter of 2006.

•	Gross profit for the second quarter of 2006 increased to $1.4 million, or 29% of revenues, from $1.1 million, or 28% of revenues, for the corresponding period of 2005.

•	The company reported a loss per share for the second quarter of 2006 of $0.37 per share, on a diluted basis, compared to earnings per share of $0.01 for the second quarter of 2005.

•	Cash and cash equivalents totaled $26.7 million at June 30, 2006, compared to $12.5 million at December 31, 2005.

Conference Call Information

As previously announced, Luna Innovations will conduct an investor conference call at 5:30 p.m. (EDT) today to discuss the company’s second quarter 2006 financial results. The call can be accessed by dialing (866) 713-8395 domestically or (617) 597-5309 internationally prior to the start of the call. The access code is 70216945. The conference call will also be webcast live over the Internet. The webcast can be accessed by logging on to the “Investor Relations” section of the Luna Innovations’ website, http://www.lunainnovations.com, prior to the event. The webcast will be archived under the “Webcasts and Presentations” section of the Luna Innovations website for at least 30 days following the conference call.

About Luna Innovations

Luna Innovations [NASDAQ: LUNA] researches, develops and commercializes innovative technologies in molecular technology and sensing solutions. Luna accelerates the process of bringing new and innovative products to market by focusing on technologies that can fulfill identified market needs and then takes these technologies from the applied research stage through commercialization. Since its inception, Luna has successfully developed products for the energy, telecommunications, life sciences and defense industries. Headquartered in Roanoke, Virginia, the company has research, development and manufacturing facilities in Blacksburg, Charlottesville, Hampton, and Danville, Virginia, and a sales office in McLean, Virginia. Additional information can be found at the company’s website, http://www.lunainnovations.com.

FORWARD LOOKING STATEMENTS

This press release includes information that constitutes “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including but not limited to (i) our contract backlog remains strong and continues to grow, (ii) our product pipeline includes products with long-term opportunity to support our growth, and (iii) proceeds from the company’s initial public offering will allow the company to accelerate its process of researching and developing technologies. The company has attempted, whenever possible, to identify these forward-looking statements by words such as “intends,” “will,” “plans,” “anticipates,” “expects,” “may,” “estimates,” “believes,” “should,” “projects,” or “continue,” or the negative of those words and other comparable words. Similarly, statements that describe the company’s business strategy, goals, prospects, opportunities, outlook, objectives, plans or intentions are also forward-looking statements. Luna Innovations wishes to take advantage of the “safe harbor” provided by the Private Securities Litigation Reform Act of 1995 and you are cautioned that actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond Luna Innovations’ control. Luna Innovations cannot guarantee future results, levels of activity, performance, or achievements. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to: (1) we may be unable to manage our growth effectively, (2) we may experience continuing losses, (3) we may not be successful in identifying market needs for new products, (4) we will continue to rely on contract research, including government grants and contracts available only to small businesses, for a significant portion of our revenue, (5) we may become ineligible for small business government grants and contracts in the future, (6) we face substantial competition in our markets, (7) our proprietary rights may be insufficient to protect our technologies, (8) third parties may claim that we infringe their intellectual property rights, (9) as a provider of contract research for the U.S. government, we may be subject to federal audits and investigations, (10) our ability to develop and market certain of our products may be delayed by U.S. Food and Drug Administration or other regulatory requirements, (11) we may continue to face difficulty in, or increased costs related to, hiring, training and retaining skilled employees, (12) we have limited manufacturing experience and may experience unanticipated manufacturing or supply problems, (13) changes in customer demand for our products and product candidates, (14) the impact of a slowdown in the overall economy, and (15) the uncertainty of the current global political environment and the potential for terrorist attacks. Additional factors that may affect the future results of Luna Innovations are set forth in its Registration Statement on Form S-1, its quarterly report on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at http://www.sec.gov, and at Luna Innovations’ website at http://www.lunainnovations.com. These risk factors are updated from time to time through the filing of periodic reports and registration statements with the SEC. The statements made in this press release are based on information available to the company as of the date of this release and Luna Innovations undertakes no obligation to update any of the forward-looking statements herein after the date of this press release.

Luna Innovations Incorporated

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenues:
Contract research revenues	$4,170,273	$3,913,145	$8,091,212	$7,169,526
Product and license revenues	762,442	—	1,357,740	—

Total revenues	4,932,715	3,913,145	9,448,952	7,169,526
Cost of revenues:
Contract research costs	3,105,289	2,800,075	6,013,124	5,471,195
Product and license costs	408,219	—	674,270	—

Total cost of revenues	3,513,508	2,800,075	6,687,394	5,471,195

Gross Profit	1,419,207	1,113,070	2,761,558	1,698,331
Operating expense	4,252,343	1,030,904	7,694,351	1,912,431

Operating income (loss)	(2,833,136)	82,166	(4,932,793)	(214,100)

Other income (expense)
Other income (expense)	3,110	177	9,397	690
Interest income / (expense), net	109,185	(25,545)	113,145	(65,313)

Total other income (expense)	112,295	(25,368)	122,542	(64,623)

Income (loss) before income taxes	(2,720,841)	56,798	(4,810,251)	(278,723)
Income tax expense (benefit)	—	12,406	—	(60,877)

Net income (loss)	$(2,720,841)	$44,392	$(4,810,251)	$(217,846)

Net income (loss) per share:
Basic	$(0.37)	$0.02	$(0.72)	$(0.07)

Diluted	$(0.37)	$0.01	$(0.72)	$(0.07)

Weighted average shares:
Basic	7,277,964	2,911,255	6,677,306	2,911,255

Diluted	7,277,964	4,928,242	6,677,306	2,911,255

Luna Innovations Incorporated

Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$26,676,477	$12,514,839
Accounts receivable, net	4,148,196	5,129,911
Refundable income taxes	396,062	514,797
Inventory	669,219	448,475
Other current assets	474,827	227,409

Total current assets	32,364,781	18,835,431
Property and equipment, net	3,287,947	2,972,287
Intangible assets, net	1,429,443	999,544
Deferred offering costs	—	710,018
Deferred tax asset	600,000	600,000
Other assets	14,482	16,550

Total assets	$37,696,653	$24,133,830

Liabilities and stockholders’ equity
Current liabilities
Current portion of capital lease obligation	$95,307	$98,820
Current portion of long-term debt obligation	214,955	—
Accounts payable	2,316,327	3,647,505
Accrued liabilities	3,113,197	1,788,162
Deferred credits	968,517	1,458,393

Total current liabilities	6,708,303	6,992,880
Long-term capital lease obligation	70,748	117,134
Long-term debt obligation	5,000,000	5,214,955
Deferred credits	450,000	450,000

Total liabilities	12,229,051	12,774,969

Redeemable Class B common stock, 308,216 shares at December 31, 2005	—	504,984

Stockholders’ equity:
Common stock; 49,785,326 shares authorized for the following classes:
Common stock, par value $0.001, 9,829,038 shares issued and outstanding at June 30, 2006	9,829	—
Class A voting common stock, par value $0.001, 2,834,814 issued and outstanding at December 31, 2005	—	2,835
Class B non-voting common stock, par value $0.001, 734,427 shares issued and outstanding at December 31, 2005	—	734
Class C voting common stock, par value $0.001, 2,131,474 issued and outstanding at December 31, 2005	—	2,131
Additional paid-in capital	30,350,713	10,935,049
Accumulated deficit	(4,892,940)	(86,872)

Total stockholders’ equity	25,467,602	10,853,877

Total liabilities and stockholders’ equity	$37,696,653	$24,133,830

Luna Innovations Incorporated

Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2006	2005
	(unaudited)
Cash flows from (used in) operating activities
Net loss	$(4,810,251)	$(217,846)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	502,401	179,187
Deferred income taxes	—	(30,106)
Share-based compensation	761,282	98,101
Change in assets and liabilities:
Accounts receivable	981,715	(252,668)
Refundable income taxes	118,735	731,234
Other assets	(466,093)	(81,079)
Accounts payable and accrued expenses	703,875	(203,378)
Deferred revenues	(489,876)	(31,296)

Net cash from (used in) operating activities	(2,698,212)	192,149

Cash flows used in investing activities
Acquisition of property and equipment	(632,587)	(389,047)
Intangible property costs	(197,300)	(156,185)
Capitalized software development costs	—	(14,468)

Net cash used in investing activities	(829,887)	(559,700)

Cash flows from (used in) financing activities
Net payments on line of credit	—	(170,000)
Payments on capital lease obligations	(49,899)	(12,956)
Proceeds from the issuance of common stock, net	17,660,608	—
Proceeds from the exercise of options and warrants	79,028	—

Net cash from (used in) financing activities	17,689,737	(182,956)

Net change in cash	14,161,638	(550,507)
Cash - beginning of period	12,514,839	609,636

Cash - end of period	$26,676,477	$59,129

Supplemental disclosure of cash flow information
Cash paid for interest	$22,717	$47,727
Cash paid for income taxes	$—	$—
Property and equipment financed by capital leases	$—	$11,700